PRESS RELEASE	FOR IMMEDIATE RELEASE

Five Star Bancorp Announces First Quarter 2026 Results
RANCHO CORDOVA, CA April 27, 2026 (GLOBE NEWSWIRE) – Five Star Bancorp (Nasdaq: FSBC) (“Five Star” or the “Company”), a holding company that operates through its wholly owned banking subsidiary, Five Star Bank (the “Bank”), today reported net income of $18.6 million for the three months ended March 31, 2026, as compared to $17.6 million for the three months ended December 31, 2025 and $13.1 million for the three months ended March 31, 2025.
First Quarter Highlights
Performance and operating highlights for the Company for the periods noted below included the following:

	Three months ended
(in thousands, except per share and share data)	March 31, 2026	December 31, 2025	March 31, 2025
Return on average assets (“ROAA”)	1.55%	1.50%	1.30%
Return on average equity (“ROAE”)	16.73%	15.97%	13.28%
Pre-tax income	$25,031	$23,008	$18,391
Pre-tax, pre-provision income(1)	$27,706	$25,808	$20,291
Net income	$18,621	$17,643	$13,111
Basic earnings per common share	$0.87	$0.83	$0.62
Diluted earnings per common share	$0.87	$0.83	$0.62
Weighted average basic common shares outstanding	21,253,085	21,231,563	21,209,881
Weighted average diluted common shares outstanding	21,313,078	21,289,056	21,253,588
Shares outstanding at end of period	21,376,153	21,367,387	21,329,235
(1) See the section entitled “Non-GAAP Reconciliation (Unaudited)” for a reconciliation of this non-GAAP financial measure.
James E. Beckwith, President and Chief Executive Officer, commented:
“The strength of Five Star Bank’s first quarter 2026 financial results is emblematic of seized market opportunities fueled by the continued demand for our differentiated customer experience. In the first quarter of 2026, we successfully executed on our strategic plan and declared a cash dividend of $0.25 per share to shareholders (an increase of $0.05 per share from dividends declared in each quarter of 2025). Earnings per share increased to $0.87 per share, up $0.04 from the fourth quarter of 2025 and $0.25 from the first quarter of 2025. Net income increased to $18.6 million, up from $17.6 million for the fourth quarter of 2025, while total cost of funds decreased 10 basis points to 2.20% during the first quarter of 2026, and net interest margin increased by four basis points to 3.70%. We are pleased that over the first quarter, total loans held for investment increased by $138.5 million, or 3% (14% when annualized) while total deposits increased by $268.3 million, or 6% (26% when annualized). As we execute on the expansion of industry verticals and our presence in new geographies to meet customer demand, we expect the ongoing acceleration of our growth to benefit our customers, employees, and shareholders.”
Financial highlights as of and during the three months ended March 31, 2026 included the following:
•Total deposits increased by $268.3 million, or 6.39%, during the three months ended March 31, 2026, with increases in non-wholesale deposits exceeding decreases in wholesale deposits. The Company defines wholesale deposits as brokered deposits and California Time Deposit Program deposits. During the three months ended March 31, 2026, non-wholesale deposits increased by $350.2 million, or 9.37%, and wholesale deposits decreased by $81.9 million, or 17.62%.

•The number of Business Development Officers increased from 42 at December 31, 2025 to 43 at March 31, 2026.
•Cash and cash equivalents were $644.4 million, representing 14.42% of total deposits at March 31, 2026, as compared to 12.06% at December 31, 2025.
•Consistent, disciplined management of expenses contributed to our efficiency ratio of 38.57% for the three months ended March 31, 2026, as compared to 40.62% for the three months ended December 31, 2025 and 42.58% for the three months ended March 31, 2025.
•For the three months ended March 31, 2026, net interest margin was 3.70%, as compared to 3.66% for the three months ended December 31, 2025 and 3.45% for the three months ended March 31, 2025. The improvement in net interest margin from the three months ended March 31, 2025 occurred during a period of declining effective federal funds rates. Specifically, the effective federal funds rate was 4.33% as of March 31, 2025 and declined over the subsequent quarters to 3.64% by December 31, 2025. The effective federal funds rate remained constant at 3.64% through March 31, 2026.
•Other comprehensive loss was $1.0 million during the three months ended March 31, 2026. Unrealized losses, net of tax effect, on available-for-sale securities were $10.1 million as of March 31, 2026. Total carrying value of held-to-maturity and available-for-sale securities represented 0.04% and 1.87% of total interest-earning assets, respectively, as of March 31, 2026.
•The Company’s common equity Tier 1 capital ratio was 10.45% and 10.58% as of March 31, 2026 and December 31, 2025, respectively. The Bank continues to meet all requirements to be considered “well-capitalized” under applicable regulatory guidelines.
•Loan and deposit growth in the three and twelve months ended March 31, 2026 was as follows:

(in thousands)	March 31, 2026	December 31, 2025	$ Change	% Change
Loans held for investment	$4,213,393	$4,074,929	$138,464	3.40%
Non-interest-bearing deposits	1,232,696	1,084,537	148,159	13.66%
Interest-bearing deposits	3,236,657	3,116,547	120,110	3.85%

(in thousands)	March 31, 2026	March 31, 2025	$ Change	% Change
Loans held for investment	$4,213,393	$3,621,819	$591,574	16.33%
Non-interest-bearing deposits	1,232,696	933,652	299,044	32.03%
Interest-bearing deposits	3,236,657	2,802,702	433,955	15.48%
•The ratio of nonperforming loans to loans held for investment at period end decreased from 0.08% at December 31, 2025 to 0.07% at March 31, 2026.
•The Company’s Board of Directors declared, and the Company subsequently paid, a cash dividend of $0.25 per share during the three months ended March 31, 2026. The Company’s Board of Directors declared an additional cash dividend of $0.25 per share on April 16, 2026, which the Company expects to pay on May 11, 2026 to shareholders of record as of May 4, 2026.

Summary Results
Three months ended March 31, 2026, as compared to three months ended December 31, 2025
The Company’s net income was $18.6 million for the three months ended March 31, 2026, as compared to $17.6 million for the three months ended December 31, 2025. Net interest income increased by $1.4 million during the three months ended March 31, 2026, as compared to the three months ended December 31, 2025, primarily due to an increase in interest income driven by loan growth, augmented by a decrease in interest expense driven by a decline in the average cost of deposits. The provision for credit losses decreased by $0.1 million during the three months ended March 31, 2026, as compared to the three months ended December 31, 2025, primarily due to a slight improvement in estimated loss rates. Non-interest income increased by $0.2 million, primarily due to an increase in fees from swap referrals and a special FHLB stock dividend, partially offset by an overall decline in earnings related to investments in venture-backed funds during the three months ended March 31, 2026, as compared to the three months ended December 31, 2025. Non-interest expense decreased by $0.3 million during the three months ended March 31, 2026, as compared to the three months ended December 31, 2025, primarily due to the release of a loss contingency on a U.S. Small Business Administration (“SBA”) loan that did not occur during the three months ended December 31, 2025, partially offset by increased salaries and employee benefits due to increased headcount during the three months ended March 31, 2026.
Three months ended March 31, 2026, as compared to three months ended March 31, 2025
The Company’s net income was $18.6 million for the three months ended March 31, 2026, as compared to $13.1 million for the three months ended March 31, 2025. Net interest income increased by $9.5 million during the three months ended March 31, 2026, as compared to the three months ended March 31, 2025, primarily due to an increase in interest income driven by loan growth and an improvement in the average yield on loans, partially offset by an increase in interest expense driven by deposit growth. The provision for credit losses increased by $0.8 million, reflecting increases in loan growth and an overall increase in loss rates in the three months ended March 31, 2026 compared to the three months ended March 31, 2025. Non-interest income increased by $0.3 million, primarily due to an increase in fees from swap referrals and a special FHLB stock dividend, partially offset by an overall decline in earnings related to investments in venture-backed funds during the three months ended March 31, 2026, as compared to the three months ended March 31, 2025. Non-interest expense increased by $2.3 million during the three months ended March 31, 2026, as compared to the three months ended March 31, 2025, primarily due to increased salaries and employee benefits due to increased headcount.
The following is a summary of the components of the Company’s operating results and performance ratios for the periods indicated:

	Three months ended
(in thousands, except per share data)	March 31, 2026	December 31, 2025	$ Change	% Change
Selected operating data:
Net interest income	$43,457	$42,065	$1,392	3.31%
Provision for credit losses	2,675	2,800	(125)	(4.46)%
Non-interest income	1,643	1,400	243	17.36%
Non-interest expense	17,394	17,657	(263)	(1.49)%
Pre-tax income	25,031	23,008	2,023	8.79%
Provision for income taxes	6,410	5,365	1,045	19.48%
Net income	$18,621	$17,643	$978	5.54%
Earnings per common share:
Basic	$0.87	$0.83	$0.04	4.82%
Diluted	$0.87	$0.83	$0.04	4.82%
Performance and other financial ratios:
ROAA	1.55%	1.50%
ROAE	16.73%	15.97%
Net interest margin	3.70%	3.66%
Total cost of funds(1)	2.20%	2.30%
Efficiency ratio	38.57%	40.62%

	Three months ended
(in thousands, except per share data)	March 31, 2026	March 31, 2025	$ Change	% Change
Selected operating data:
Net interest income	$43,457	$33,977	$9,480	27.90%
Provision for credit losses	2,675	1,900	775	40.79%
Non-interest income	1,643	1,359	284	20.90%
Non-interest expense	17,394	15,045	2,349	15.61%
Pre-tax income	25,031	18,391	6,640	36.10%
Provision for income taxes	6,410	5,280	1,130	21.40%
Net income	$18,621	$13,111	$5,510	42.03%
Earnings per common share:
Basic	$0.87	$0.62	$0.25	40.32%
Diluted	$0.87	$0.62	$0.25	40.32%
Performance and other financial ratios:
ROAA	1.55%	1.30%
ROAE	16.73%	13.28%
Net interest margin	3.70%	3.45%
Total cost of funds(1)	2.20%	2.56%
Efficiency ratio	38.57%	42.58%
(1) Total cost of funds reflects the average cost of all funding sources, including both interest-bearing and non-interest-bearing deposits and borrowings.
Balance Sheet Summary

(in thousands)	March 31, 2026	December 31, 2025	$ Change	% Change
Selected financial condition data:
Total assets	$5,031,751	$4,754,861	$276,890	5.82%
Cash and cash equivalents	644,359	506,851	137,508	27.13%
Total loans held for investment	4,213,393	4,074,929	138,464	3.40%
Total investments	93,850	96,889	(3,039)	(3.14)%
Total liabilities	4,573,232	4,309,029	264,203	6.13%
Total deposits	4,469,353	4,201,084	268,269	6.39%
Subordinated notes, net	74,077	74,041	36	0.05%
Total shareholders’ equity	458,519	445,832	12,687	2.85%
•Insured and collateralized deposits were approximately $2.9 billion, representing 65.55% of total deposits as of March 31, 2026, as compared to 66.20% as of December 31, 2025. Net uninsured and uncollateralized deposits were approximately $1.5 billion as of March 31, 2026, increasing from $1.4 billion at December 31, 2025.
•Non-wholesale deposit accounts constituted 91.43% of total deposits as of March 31, 2026, as compared to 88.93% at December 31, 2025. Deposit relationships of greater than $5 million represented 60.67% of total deposits as of March 31, 2026, as compared to 60.90% as of December 31, 2025, and had an average age of approximately 7.98 years as of March 31, 2026, as compared to 7.67 years as of December 31, 2025.
•Total deposits as of March 31, 2026 were $4.5 billion, an increase of $268.3 million, or 6.39%, from December 31, 2025, comprised of increases in both interest-bearing and non-interest-bearing deposits.

•Cash and cash equivalents as of March 31, 2026 were $644.4 million, representing 14.42% of total deposits at March 31, 2026, as compared to 12.06% as of December 31, 2025.
•Total liquidity (consisting of cash and cash equivalents as well as unused and immediately available borrowing capacity as set forth below) was approximately $2.2 billion as of March 31, 2026, as compared to $2.3 billion at December 31, 2025.

	March 31, 2026
(in thousands)	Line of Credit	Letters of Credit Issued	Borrowings	Available
Federal Home Loan Bank of San Francisco (“FHLB”) advances	$1,425,706	$1,112,500	$—	$313,206
Federal Reserve Discount Window	1,016,633	—	—	1,016,633
Correspondent bank lines of credit	185,000	—	—	185,000
Cash and cash equivalents	—	—	—	644,359
Total	$2,627,339	$1,112,500	$—	$2,159,198
The increase in total assets from December 31, 2025 to March 31, 2026 was primarily comprised of a $138.5 million increase in total loans held for investment and a $137.5 million increase in cash and cash equivalents. The $138.5 million increase in total loans held for investment between December 31, 2025 and March 31, 2026 was a result of $389.0 million in loan originations and advances, partially offset by $67.9 million and $182.6 million in loan payoffs and paydowns, respectively. The $137.5 million increase in cash and cash equivalents primarily resulted from the net increase in cash inflows from growth in total deposits of $268.3 million and cash outflows from growth in total loans held for investment of $138.5 million.
The increase in total liabilities from December 31, 2025 to March 31, 2026 was primarily due to an increase in deposits of $268.3 million. The increase in deposits was largely due to increases in money market and non-interest-bearing deposits of $212.6 million and $148.2 million, respectively, partially offset by a $100.3 million decrease in time deposits, mainly attributed to an $81.9 million decline in wholesale deposits.
The increase in total shareholders’ equity from December 31, 2025 to March 31, 2026 was primarily a result of $18.6 million recognized as net income, partially offset by $5.3 million in cash dividends paid during the period and a $1.0 million increase in accumulated other comprehensive loss.
Net Interest Income and Net Interest Margin
The following is a summary of the components of net interest income for the periods indicated:

	Three months ended
(in thousands)	March 31, 2026	December 31, 2025	$ Change	% Change
Interest and fee income	$67,347	$66,421	$926	1.39%
Interest expense	23,890	24,356	(466)	(1.91)%
Net interest income	$43,457	$42,065	$1,392	3.31%
Net interest margin	3.70%	3.66%

	Three months ended
(in thousands)	March 31, 2026	March 31, 2025	$ Change	% Change
Interest and fee income	$67,347	$57,087	$10,260	17.97%
Interest expense	23,890	23,110	780	3.38%
Net interest income	$43,457	$33,977	$9,480	27.90%
Net interest margin	3.70%	3.45%

The following table shows the components of net interest income and net interest margin for the quarterly periods indicated:

	Three months ended
	March 31, 2026			December 31, 2025			March 31, 2025
(in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Assets
Interest-earning deposits in banks	$512,308	$4,687	3.71%	$487,339	$4,850	3.95%	$328,571	$3,575	4.41%
Investment securities	96,787	544	2.28%	97,848	561	2.27%	100,474	581	2.34%
Loans held for investment and sale	4,150,446	62,116	6.07%	3,972,184	61,010	6.09%	3,567,992	52,931	6.02%
Total interest-earning assets	4,759,541	67,347	5.74%	4,557,371	66,421	5.78%	3,997,037	57,087	5.79%
Interest receivable and other assets, net	118,967			117,496			93,543
Total assets	$4,878,508			$4,674,867			$4,090,580

Liabilities and shareholders’ equity
Interest-bearing transaction accounts	$343,663	$1,133	1.34%	$339,774	$1,180	1.38%	$303,822	$1,112	1.48%
Savings accounts	138,125	830	2.44%	143,818	895	2.47%	123,599	772	2.53%
Money market accounts	2,185,347	15,851	2.94%	1,999,734	15,271	3.03%	1,540,879	12,435	3.27%
Time accounts	531,031	4,915	3.75%	574,718	5,848	4.04%	706,528	7,629	4.38%
Subordinated notes and other borrowings	74,072	1,161	6.36%	74,036	1,162	6.22%	73,908	1,162	6.37%
Total interest-bearing liabilities	3,272,238	23,890	2.96%	3,132,080	24,356	3.09%	2,748,736	23,110	3.41%
Demand accounts	1,122,062			1,067,215			910,954
Interest payable and other liabilities	32,739			37,287			30,389
Shareholders’ equity	451,469			438,285			400,501
Total liabilities & shareholders’ equity	$4,878,508			$4,674,867			$4,090,580

Net interest spread			2.78%			2.69%			2.38%
Net interest income/margin		$43,457	3.70%		$42,065	3.66%		$33,977	3.45%

Net interest income during the three months ended March 31, 2026 increased by $1.4 million, or 3.31%, to $43.5 million, as compared to $42.1 million during the three months ended December 31, 2025. Net interest margin totaled 3.70% for the three months ended March 31, 2026, an increase of four basis points compared to the prior quarter. The increase in net interest income is primarily attributable to an additional $0.9 million in interest income, mainly due to a $178.3 million, or 4.49%, increase in the average balance of loans during the three months ended March 31, 2026 compared to the prior quarter. The increase in interest income was augmented by a $0.5 million decrease in interest expense due to a 10 basis point decrease in the average cost of deposits during the three months ended March 31, 2026 compared to the prior quarter. The average balance of deposits increased by $195.0 million, or 4.73%, during the three months ended March 31, 2026, but the decrease in the cost associated with deposits led to a net reduction in total interest expense. In addition, the average balance of non-interest bearing deposits increased by $54.8 million, or 5.14%, compared to the prior quarter.
As compared to the three months ended March 31, 2025, net interest income during the three months ended March 31, 2026 increased by $9.5 million, or 27.90%, to $43.5 million from $34.0 million. Net interest margin totaled 3.70% for the three months ended March 31, 2026, an increase of 25 basis points compared to the same quarter of the prior year. The increase in net interest income is primarily attributable to an additional $10.3 million in interest income, mainly due to a $582.5 million, or 16.32%, increase in the average balance of loans and a five basis point improvement in the average yield on loans during the three months ended March 31, 2026, as compared to the same quarter of the prior year. The increase in interest income was partially offset by a $0.8 million increase in interest expense due to a $734.4 million, or 20.48%, increase in the average balance of deposits during the three months ended March 31, 2026. The average cost of deposits during the three months ended March 31, 2026 was 2.13%, a decrease of 35 basis points compared to the same quarter of the prior year, which helped to moderate the increase in interest expense related to deposits. In addition, the average balance of non-interest-bearing deposits increased by $211.1 million, or 23.17%, compared to the same period of the prior year.
Loans by Type
The following table provides loan balances, excluding deferred loan fees, by type as of the dates shown:

(in thousands)	March 31, 2026	December 31, 2025
Real estate:
Commercial	$3,421,902	$3,305,713
Commercial land and development	2,519	1,352
Commercial construction	108,179	96,760
Residential construction	17,808	8,389
Residential	43,195	37,566
Farmland	61,090	59,606
Commercial:
Secured	243,140	251,736
Unsecured	41,971	40,422
Consumer and other	275,891	275,475
Net deferred loan fees	(2,302)	(2,090)
Total loans held for investment	$4,213,393	$4,074,929
Interest-bearing Deposits
The following table provides interest-bearing deposit balances by type as of the dates shown:

(in thousands)	March 31, 2026	December 31, 2025
Interest-bearing transaction accounts	$349,138	$344,200
Savings accounts	141,961	139,169
Money market accounts	2,291,215	2,078,567
Time accounts	454,343	554,611
Total interest-bearing deposits	$3,236,657	$3,116,547

Asset Quality
Allowance for Credit Losses
At March 31, 2026, the Company’s allowance for credit losses was $46.4 million, as compared to $44.4 million at December 31, 2025. The $2.0 million increase in the allowance is due to a $2.6 million provision for credit losses recorded during the three months ended March 31, 2026, partially offset by net charge-offs of $0.6 million, primarily attributable to commercial and industrial loans, during the same period.
The Company’s ratio of nonperforming loans to loans held for investment decreased to 0.07% at March 31, 2026 from 0.08% at December 31, 2025. Loans designated as watch increased from $101.9 million to $143.5 million between December 31, 2025 and March 31, 2026. Loans designated as substandard increased from $22.3 million to $23.4 million between December 31, 2025 and March 31, 2026. There were no loans with doubtful risk grades at March 31, 2026 or December 31, 2025.
A summary of the allowance for credit losses by loan class is as follows:

	March 31, 2026		December 31, 2025
(in thousands)	Amount	% of Total	Amount	% of Total
Real estate:
Commercial	$26,919	57.96%	$25,219	56.77%
Commercial land and development	93	0.20%	56	0.13%
Commercial construction	3,982	8.57%	4,050	9.12%
Residential construction	492	1.06%	213	0.48%
Residential	421	0.91%	362	0.82%
Farmland	495	1.07%	467	1.05%
	32,402	69.77%	30,367	68.37%
Commercial:
Secured	11,191	24.10%	11,204	25.23%
Unsecured	487	1.05%	482	1.09%
	11,678	25.15%	11,686	26.32%
Consumer and other	2,359	5.08%	2,356	5.31%
Total allowance for credit losses	$46,439	100.00%	$44,409	100.00%
The ratio of allowance for credit losses to loans held for investment was 1.10% at March 31, 2026, as compared to 1.09% at December 31, 2025.
Non-interest Income
The following table presents the key components of non-interest income for the periods indicated:

	Three months ended
(in thousands)	March 31, 2026	December 31, 2025	$ Change	% Change
Service charges on deposit accounts	$135	$159	$(24)	(15.09)%
Loan-related fees	1,265	557	708	127.11%
FHLB stock dividends	762	332	430	129.52%
Earnings on bank-owned life insurance	225	234	(9)	(3.85)%
Other income	(744)	118	(862)	(730.51)%
Total non-interest income	$1,643	$1,400	$243	17.36%
Loan-related fees. The increase resulted primarily from an increase of $0.7 million in fees from swap referrals during the three months ended March 31, 2026, as compared to the three months ended December 31, 2025.

FHLB stock dividends. The increase related primarily to a $0.4 million special cash dividend from the FHLB during the three months ended March 31, 2026 that did not occur during the three months ended December 31, 2025.
Other income. The decrease related primarily to an overall decline in earnings related to investments in venture-backed funds during the three months ended March 31, 2026, as compared to the three months ended December 31, 2025.
The following table presents the key components of non-interest income for the periods indicated:

	Three months ended
(in thousands)	March 31, 2026	March 31, 2025	$ Change	% Change
Service charges on deposit accounts	$135	$215	$(80)	(37.21)%
Gain on sale of loans	—	125	(125)	(100.00)%
Loan-related fees	1,265	448	817	182.37%
FHLB stock dividends	762	331	431	130.21%
Earnings on bank-owned life insurance	225	161	64	39.75%
Other income	(744)	79	(823)	(1,041.77)%
Total non-interest income	$1,643	$1,359	$284	20.90%
Gain on sale of loans. The decrease related to an overall decline in the volume of loans sold due to a strategic, intentional reduction in originations of loans held for sale. During the three months ended March 31, 2026, no loans were sold, as compared to approximately $1.7 million of loans sold with an effective yield of 7.24% during the three months ended March 31, 2025.
Loan-related fees. The increase resulted primarily from an increase of $0.8 million in fees from swap referrals during the three months ended March 31, 2026, as compared to the three months ended March 31, 2025.
FHLB stock dividends. The increase related primarily to a $0.4 million special cash dividend from the FHLB during the three months ended March 31, 2026 that did not occur during the three months ended March 31, 2025.
Other income. The decrease related primarily to an overall decline in earnings related to investments in venture-backed funds during the three months ended March 31, 2026 compared to the three months ended March 31, 2025.
Non-interest Expense
The following table presents the key components of non-interest expense for the periods indicated:

	Three months ended
(in thousands)	March 31, 2026	December 31, 2025	$ Change	% Change
Salaries and employee benefits	$11,430	$10,125	$1,305	12.89%
Occupancy and equipment	829	788	41	5.20%
Data processing and software	1,551	1,597	(46)	(2.88)%
Federal Deposit Insurance Corporation (“FDIC”) insurance	545	525	20	3.81%
Professional services	926	960	(34)	(3.54)%
Advertising and promotional	744	988	(244)	(24.70)%
Loan-related expenses	247	364	(117)	(32.14)%
Other operating expenses	1,122	2,310	(1,188)	(51.43)%
Total non-interest expense	$17,394	$17,657	$(263)	(1.49)%
Salaries and employee benefits. The increase related primarily to: (i) a $1.3 million increase in salaries, benefits, and bonus expense, mainly related to a 3.86% increase in headcount between December 31, 2025 and March 31, 2026; and (ii) a $0.4 million decrease in deferred loan origination costs due to lower loan originations period-over-period. This increase was partially offset by a $0.4 million decrease in commissions paid.

Advertising and promotional. The decrease related primarily to a $0.1 million decrease in donations and a $0.1 million decrease in expenses related to sponsored events and partnerships.
Loan-related expenses. The decrease related primarily to lower loan originations period-over-period.
Other operating expenses. The decrease related primarily to the release of a $1.0 million loss contingency on an SBA loan during the three months ended March 31, 2026. No such release occurred during the three months ended December 31, 2025.
The following table presents the key components of non-interest expense for the periods indicated:

	Three months ended
(in thousands)	March 31, 2026	March 31, 2025	$ Change	% Change
Salaries and employee benefits	$11,430	$9,134	$2,296	25.14%
Occupancy and equipment	829	637	192	30.14%
Data processing and software	1,551	1,457	94	6.45%
FDIC insurance	545	455	90	19.78%
Professional services	926	913	13	1.42%
Advertising and promotional	744	522	222	42.53%
Loan-related expenses	247	319	(72)	(22.57)%
Other operating expenses	1,122	1,608	(486)	(30.22)%
Total non-interest expense	$17,394	$15,045	$2,349	15.61%
Salaries and employee benefits. The increase related primarily to: (i) a $2.3 million increase in salaries, benefits, and bonus expense, mainly related to a 17.48% increase in headcount between March 31, 2025 and March 31, 2026; and (ii) a $0.5 million increase in commissions paid. This increase was partially offset by a $0.6 million increase in deferred loan origination costs due to higher loan originations period-over-period.
Occupancy and equipment. The increase was primarily due to expenses for the Walnut Creek branch office and Newport Beach non-depository office during the three months ended March 31, 2026, which did not exist for the three months ended March 31, 2025.
Advertising and promotional. The increase related primarily to additional expenses incurred to support the expansion of the Bank’s business development teams, including $0.1 million related to business development expenses and $0.1 million related to donation, sponsorship, and advertising expenses.
Other operating expenses. The decrease related primarily to the release of a $1.0 million loss contingency on an SBA loan during the three months ended March 31, 2026. No such release occurred during the three months ended March 31, 2025. This was partially offset by individually immaterial increases in expenses related to operations, including administration, courier service, and travel.
Provision for Income Taxes
Three months ended March 31, 2026, as compared to three months ended December 31, 2025
Provision for income taxes increased by $1.0 million, or 19.48%, for the three months ended March 31, 2026, as compared to the three months ended December 31, 2025, which was primarily due to: (i) an increase in taxable income recognized; and (ii) a $0.7 million net reduction in transferable tax credits recognized during the three months ended March 31, 2026. The effective tax rates were 25.61% and 23.32% for the three months ended March 31, 2026 and December 31, 2025, respectively.
Three months ended March 31, 2026, as compared to three months ended March 31, 2025
Provision for income taxes increased by $1.1 million, or 21.40%, for the three months ended March 31, 2026, as compared to the three months ended March 31, 2025. This increase was primarily driven by an increase in taxable income, partially offset by a $0.2 million benefit recorded during the three months ended March 31, 2026 related to the purchase of transferable tax credits that did not occur during the three months ended March 31, 2025. The effective tax rates were 25.61% and 28.71% for the three months ended March 31, 2026 and March 31, 2025, respectively.

Webcast Details
Five Star Bancorp will host a live webcast for analysts and investors on Tuesday, April 28, 2026 at 1:00 PM ET (10:00 AM PT) to discuss its first quarter financial results. To view the live webcast, visit the “News & Events” section of the Company’s website under “Events” at https://investors.fivestarbank.com/news-events/events. The webcast will be archived on the Company’s website for a period of 90 days.
About Five Star Bancorp
Five Star is a bank holding company headquartered in Rancho Cordova, California. Five Star operates through its wholly owned banking subsidiary, Five Star Bank. The Bank has nine branches in Northern California.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections, and statements of the Company’s beliefs concerning future events, business plans, objectives, expected operating results, and the assumptions upon which those statements are based. Forward-looking statements include without limitation, any statement that may predict, forecast, indicate, or imply future results, performance, or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “aim,” “intend,” “plan,” or words or phases of similar meaning. The Company cautions that the forward-looking statements are based largely on the Company’s expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company’s control. Such forward-looking statements are based on various assumptions (some of which may be beyond the Company’s control) and are subject to risks and uncertainties, which change over time, and other factors, which could cause actual results to differ materially from those currently anticipated. New risks and uncertainties may emerge from time to time, and it is not possible for the Company to predict their occurrence or how they will affect the Company. If one or more of the factors affecting the Company’s forward-looking information and statements proves incorrect, then the Company’s actual results, performance, or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this press release. Therefore, the Company cautions you not to place undue reliance on the Company’s forward-looking information and statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 under the section entitled “Risk Factors,” and other documents filed by the Company with the Securities and Exchange Commission from time to time.
The Company disclaims any duty to revise or update the forward-looking statements, whether written or oral, to reflect actual results or changes in the factors affecting the forward-looking statements, except as specifically required by law.

Condensed Financial Data (Unaudited)

	Three months ended
(in thousands, except per share and share data)	March 31, 2026	December 31, 2025	March 31, 2025
Revenue and Expense Data
Interest and fee income	$67,347	$66,421	$57,087
Interest expense	23,890	24,356	23,110
Net interest income	43,457	42,065	33,977
Provision for credit losses	2,675	2,800	1,900
Net interest income after provision	40,782	39,265	32,077
Non-interest income:
Service charges on deposit accounts	135	159	215
Gain on sale of loans	—	—	125
Loan-related fees	1,265	557	448
FHLB stock dividends	762	332	331
Earnings on bank-owned life insurance	225	234	161
Other income	(744)	118	79
Total non-interest income	1,643	1,400	1,359
Non-interest expense:
Salaries and employee benefits	11,430	10,125	9,134
Occupancy and equipment	829	788	637
Data processing and software	1,551	1,597	1,457
FDIC insurance	545	525	455
Professional services	926	960	913
Advertising and promotional	744	988	522
Loan-related expenses	247	364	319
Other operating expenses	1,122	2,310	1,608
Total non-interest expense	17,394	17,657	15,045
Income before provision for income taxes	25,031	23,008	18,391
Provision for income taxes	6,410	5,365	5,280
Net income	$18,621	$17,643	$13,111

Comprehensive Income
Net income	$18,621	$17,643	$13,111
Net unrealized holding (loss) gain on securities available-for-sale during the period	(1,173)	1,004	1,030
Less: Income tax (benefit) expense related to other comprehensive (loss) income	(201)	269	305
Other comprehensive (loss) income	(972)	735	725
Total comprehensive income	$17,649	$18,378	$13,836

	Three months ended
(in thousands, except per share and share data)	March 31, 2026	December 31, 2025	March 31, 2025
Share and Per Share Data
Earnings per common share:
Basic	$0.87	$0.83	$0.62
Diluted	$0.87	$0.83	$0.62
Book value per share	$21.45	$20.87	$19.06
Tangible book value per share(1)	$21.45	$20.87	$19.06
Weighted average basic common shares outstanding	21,253,085	21,231,563	21,209,881
Weighted average diluted common shares outstanding	21,313,078	21,289,056	21,253,588
Shares outstanding at end of period	21,376,153	21,367,387	21,329,235

Selected Financial Ratios
ROAA	1.55%	1.50%	1.30%
ROAE	16.73%	15.97%	13.28%
Net interest margin	3.70%	3.66%	3.45%
Loan to deposit(2)	94.27%	97.00%	97.01%
(1) See the section entitled “Non-GAAP Reconciliation (Unaudited)” for a reconciliation of this non-GAAP financial measure.
(2) Loan balance in loan to deposit ratio is total loans held for investment and sale at period end. Deposit balance in loan to deposit ratio is total deposits at period end.

(in thousands)	March 31, 2026	December 31, 2025	March 31, 2025
Balance Sheet Data
Cash and due from financial institutions	$46,123	$33,978	$42,473
Interest-bearing deposits in banks	598,236	472,873	410,098
Time deposits in banks	100	100	4,024
Securities - available-for-sale, at fair value	91,715	94,699	97,111
Securities - held-to-maturity, at amortized cost	2,135	2,190	2,585
Loans held for sale	—	—	2,669
Loans held for investment	4,213,393	4,074,929	3,621,819
Allowance for credit losses	(46,439)	(44,409)	(39,224)
Loans held for investment, net of allowance for credit losses	4,166,954	4,030,520	3,582,595
FHLB stock	15,000	15,000	15,000
Operating leases, right-of-use asset	10,428	10,802	5,944
Premises and equipment, net	2,090	2,109	1,524
Bank-owned life insurance	28,494	23,910	23,246
Interest receivable and other assets	70,476	68,680	57,788
Total assets	$5,031,751	$4,754,861	$4,245,057

Non-interest-bearing deposits	$1,232,696	$1,084,537	$933,652
Interest-bearing deposits	3,236,657	3,116,547	2,802,702
Total deposits	4,469,353	4,201,084	3,736,354
Subordinated notes, net	74,077	74,041	73,932
Operating lease liability	11,547	11,872	6,591
Interest payable and other liabilities	18,255	22,032	21,729
Total liabilities	4,573,232	4,309,029	3,838,606

Common stock	304,372	303,990	302,788
Retained earnings	164,262	150,985	115,309
Accumulated other comprehensive loss, net of taxes	(10,115)	(9,143)	(11,646)
Total shareholders’ equity	458,519	445,832	406,451
Total liabilities and shareholders’ equity	$5,031,751	$4,754,861	$4,245,057

Quarterly Average Balance Data
Average loans held for investment and sale	$4,150,446	$3,972,184	$3,567,992
Average interest-earning assets	4,759,541	4,557,371	3,997,037
Average total assets	4,878,508	4,674,867	4,090,580
Average deposits	4,320,228	4,125,259	3,585,782
Average total equity	451,469	438,285	400,501

Credit Quality
Allowance for credit losses to nonperforming loans	1,649.11%	1,434.40%	2,222.32%
Nonperforming loans to loans held for investment	0.07%	0.08%	0.05%
Nonperforming assets to total assets	0.06%	0.07%	0.04%
Nonperforming loans plus performing loan modifications to loans held for investment	0.07%	0.08%	0.05%

(in thousands)	March 31, 2026	December 31, 2025	March 31, 2025
Capital Ratios
Total shareholders’ equity to total assets	9.11%	9.38%	9.57%
Tangible shareholders’ equity to tangible assets(1)	9.11%	9.38%	9.57%
Total capital (to risk-weighted assets)	13.17%	13.33%	13.97%
Tier 1 capital (to risk-weighted assets)	10.45%	10.58%	11.00%
Common equity Tier 1 capital (to risk-weighted assets)	10.45%	10.58%	11.00%
Tier 1 leverage ratio	9.56%	9.70%	10.17%
(1) See the section entitled “Non-GAAP Reconciliation (Unaudited)” for a reconciliation of this non-GAAP financial measure.

Non-GAAP Reconciliation (Unaudited)
The Company uses financial information in its analysis of the Company’s performance that is not in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The Company believes that these non-GAAP financial measures provide useful information to management and investors that is supplementary to the Company’s financial condition, results of operations, and cash flows computed in accordance with GAAP. However, the Company acknowledges that its non-GAAP financial measures have a number of limitations. As such, investors should not view these disclosures as a substitute for results determined in accordance with GAAP. Additionally, these non-GAAP measures are not necessarily comparable to non-GAAP financial measures that other banking companies use. Other banking companies may use names similar to those the Company uses for the non-GAAP financial measures the Company discloses, but may calculate them differently. Investors should understand how the Company and other companies each calculate their non-GAAP financial measures when making comparisons.
Tangible shareholders’ equity to tangible assets is defined as total equity less goodwill and other intangible assets, divided by total assets less goodwill and other intangible assets. The most directly comparable GAAP financial measure is total shareholders’ equity to total assets. Management believes that tangible shareholders’ equity to tangible assets is a useful financial measure because it enables management, investors, and others to assess the Company’s financial health based on tangible capital. We had no goodwill or other intangible assets at the end of any period indicated. As a result, tangible shareholders’ equity to tangible assets is the same as total shareholders’ equity to total assets at the end of each of the periods indicated.
Tangible book value per share is defined as total shareholders’ equity less goodwill and other intangible assets, divided by the outstanding number of common shares at the end of the period. The most directly comparable GAAP financial measure is book value per share. Management believes that tangible book value per share is a useful financial measure because it enables management, investors, and others to assess the Company’s value and use of equity. We had no goodwill or other intangible assets at the end of any period indicated. As a result, tangible book value per share is the same as book value per share at the end of each of the periods indicated.
Pre-tax, pre-provision income is defined as pre-tax income plus provision for credit losses. The most directly comparable GAAP financial measure is pre-tax income. Management believes that pre-tax, pre-provision income is a useful financial measure because it enables management, investors, and others to assess the Company’s ability to generate operating profit and capital.
The following reconciliation table provides a more detailed analysis of this non-GAAP financial measure:

	Three months ended
(in thousands)	March 31, 2026	December 31, 2025	March 31, 2025
Pre-tax, pre-provision income
Pre-tax income	$25,031	$23,008	$18,391
Add: provision for credit losses	2,675	2,800	1,900
Pre-tax, pre-provision income	$27,706	$25,808	$20,291
Investor Contact:
Heather C. Luck, Chief Financial Officer
Five Star Bancorp
(916) 626-5008
hluck@fivestarbank.com
Media Contact:
Shelley R. Wetton, Chief Marketing Officer
Five Star Bancorp
(916) 284-7827
swetton@fivestarbank.com